Exhibit 99.1

***PRESS RELEASE FOLLOWS***

Yadkin Valley Financial Corp.	Cardinal State Bank
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For more information contact:

William A. Long, President/ CEO	John W. Mallard, Jr., President/ CEO
Yadkin Valley Financial Corporation	Cardinal State Bank
336-526-6315	19-403-2833
Bill.Long@yadkinvalley bank.com	johnmallard@cardinalstatebank.com

FOR IMMEDIATE RELEASE	June 8, 2007

Yadkin Valley Financial Corp. to acquire Cardinal State Bank

Elkin and Durham, North Carolina — Yadkin Valley Financial Corporation (“Yadkin Valley Financial”), Elkin, North Carolina (Nasdaq: YAVY) and Cardinal State Bank, Durham, North Carolina (Nasdaq: CSNC) today jointly announced that they have entered into a definitive agreement whereby Yadkin Valley Financial Corporation and its wholly owned subsidiary Yadkin Valley Bank and Trust Company (“Yadkin Valley Bank”) will acquire Cardinal State Bank.  Cardinal shareholders will receive $17.62 per Cardinal share in a transaction with a total value of approximately $41.9 million, based on the recent trading price for Yadkin Valley Financial shares.  Under the terms of the agreement, Cardinal shareholders will have the right to elect to receive either shares of Yadkin Valley Financial Corp. or $17.62 in cash, subject to allocation as follows:  42% of Cardinal’s outstanding shares will be exchanged for stock of Yadkin Valley Financial and 58% will be exchanged for cash.  Those Cardinal shares exchanged for stock will be exchanged for .91771 shares of Yadkin Valley Financial stock in a tax free exchange.  Cash will also be paid in lieu of fractional shares.  The total transaction value represents 203% of Cardinal’s book value, 21.7% of total assets, a 16.3% core deposit premium, and 35 times Cardinal’s trailing 12 months net income.  Closing of the merger, which is expected to occur in the fourth quarter of 2007, is subject to certain conditions, including approval by Cardinal shareholders and regulatory approval.

Cardinal State Bank opened in Durham, North Carolina in 2001.  The bank operates three offices in Durham (Durham County) and one office in Hillsborough (Orange County).   In announcing the transaction, John Mallard, President and Chief Executive Officer of Cardinal State Bank, said “We couldn’t be more excited about this partnership. Cardinal State Bank was founded to take advantage of the economic growth in North Carolina’s Research Triangle and the surrounding communities.  Over the last six years, Cardinal has built a network of well-located banking offices, a solid team of professional bankers, and a loyal customer base.  Our partnership with Yadkin Valley Financial will provide us access to the capital, technology and expertise in the products and services that we need to truly take advantage of the extraordinary opportunities in our extraordinary market.  Obviously it is important to us and the success of this partnership that the leadership of Cardinal and Yadkin are compatible and agree on how best to serve employees, customers and shareholders.  We have a high degree of confidence in the the employees of both banks to meld our two organizations and continue building a great North Carolina banking franchise.”

Bill Long, President and Chief Executive Officer of Yadkin Valley Financial, said “Our merger with Cardinal State Bank brings a number of advantages to Yadkin Valley Financial.  First, Cardinal has reached a point of critical mass where the momentum for quality asset growth and profitability are present. Second, John has built a solid banking team at Cardinal that aligns culturally with our organization.  Third, although we believe Yadkin’s existing markets are excellent, the demographics of Durham and Orange counties are even better, in terms of income, home values, education and employment.  Cardinal also has secured a site for a future office in western Wake County, an affluent, high growth area with some of the nation’s best demographic characteristics. Fourth, Cardinal’s operations complement Yadkin’s broader North Carolina franchise, roughly bounded by Interstates 77 and 40.  When the merger is completed, Yadkin Valley Financial will be a $1.4 billion institution with 28 branches covering almost 200 miles of central North Carolina and a dozen of the state’s best counties.”

Long commented further, “Cardinal has a very high efficiency ratio, over 80% compared to Yadkin’s 55% efficiency.  As a result there are unusual opportunities for improving operating efficiency in combining the two institutions, and we estimate economies approximating 35% of Cardinal’s noninterest expenses. Furthermore, because Cardinal’s current loan production is very robust, we believe their net interest margin will remain stable and net interest income will see healthy gains.  As a result, we believe the transaction will be accretive to Yadkin’s earnings per share for the first full year of combined operations.  It is important to note that this result assumes no increase in noninterest revenues from the merger.  In reality, however, we expect significant improvement in Cardinal’s noninterest revenue contributions, particularly in the area of mortgage origination revenues, where Yadkin, through its Sidus Financial division, is particularly strong.  The transaction will decrease our tangible capital ratio from approximately 8.1% to 6.5%, a level of leverage that is within our target range.  We have received proposals for trust preferred securities financing that will allow the Company to maintain all regulatory capital ratios at well capitalized levels.”

Cardinal State Bank will be merged into Yadkin Valley Bank and Trust in the transaction but will continue to operate in its markets as Cardinal State Bank, a division of Yadkin Valley Bank and Trust.  This organizational format is similar to the other Yadkin Valley Bank and Trust divisions, Piedmont Bank of Statesville, North Carolina (acquired in 2002) and High Country Bank of Boone, North Carolina (acquired in 2004).  John Mallard will be the Regional President in charge of the Cardinal State Bank Division.

Yadkin Valley Financial Corporation is being represented in the proposed merger transaction by The Carson Medlin Company as financial advisor and Nelson Mullins Riley & Scarborough, LLP as counsel.  Cardinal State Bank is being represented by The Orr Group as financial advisor and Brooks, Pierce, McLendon, Humphrey & Leonard, LLP as counsel.

Cardinal State Bank is a North Carolina state-chartered bank with three offices in Durham County, North Carolina and one office in Orange County.  As of March 31, 2007, the Bank had $193 million in assets, $153 million in loans, $164 million in deposits and $20.7 million in stockholders’ equity.  Cardinal shares are traded on NASDAQ under the symbol CSNC.

Yadkin Valley Financial Corporation is a one bank holding company for Yadkin Valley Bank and Trust.  Established in 1968, Yadkin now has 24 banking offices in Iredell (6), Ashe (3), Watauga (4), Yadkin (3), Surry (2), Wilkes (2), Mecklenburg (2), Avery (1), and Forsyth (1) Counties, North Carolina.  As of March 31, 2007, the Company had $1.135 billion in assets, $849 million in loans, $925 million in deposits and $127 million in stockholders’ equity.  Yadkin has 10.6 million shares outstanding, which are traded on NASDAQ under the symbol YAVY, and has a market capitalization of approximately $201 million.

Yadkin Valley Financial Corporation and Cardinal State Bank will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (“SEC”) and the Federal Deposit Insurance Corporation (the “FDIC”).

INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Investors will be able to obtain these documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by Yadkin Valley Financial Corporation will be available free of charge from Yadkin Valley Financial Corporation, Attention: William A. Long, Yadkin Valley Financial Corporation, 209 North Bridge Street, Elkin, North Carolina 28621-3404, (336- 526-6300).  Documents filed with the FDIC by Cardinal State Bank will be available free of charge from Cardinal State Bank, Attention:3710 University Drive, Suite 100, Durham, North Carolina 27707, (919- 403-2833) .

The directors, executive officers, and certain other members of management of Cardinal State Bank may be soliciting proxies in favor of the merger from Cardinal State Bank’s shareholders.  For information about these directors, executive officers, and members of management, shareholders are asked to refer to the most recent proxy statements issued by Cardinal State Bank, which are filed with the FDIC and are available on the Cardinal State

Bank’s website Investor page (http://www.snl.com/Irweblinkx/docs.aspx?iid=4064834), and from Cardinal State Bank at the addresses provided in the preceding paragraph.

This press release may contain certain forward-looking statements regarding Yadkin Valley Financial Corporation’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934.  Yadkin Valley Financial Corporation intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Yadkin Valley Financial Corporation, are generally identified by use of the words “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or other similar expressions.  Yadkin Valley Financial Corporation’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain.  Accordingly, actual results may differ materially from anticipated results.

The following factors, among others, could cause the actual results of the merger to differ materially from the expectations stated in this press release: the ability of the companies to obtain the required shareholder or regulatory approvals of the merger; the ability to effect the proposed restructuring; the ability of the companies to consummate the merger; the ability to successfully integrate the companies following the merger; a materially adverse change in the financial condition of either company; the ability to fully realize the expected cost savings and revenues; and the ability to realize the expected cost savings and revenues on a timely basis.

Other factors that could cause the actual results of the merger to differ materially from current expectations include a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services.

Yadkin Valley Financial Corporation undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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